Exhibit 99.2

Company Contact:	Investor Relations Contact:
Ultralife Batteries, Inc.	Lippert/Heilshorn & Associates, Inc.
Pete Comerford	Jody Burfening
(315) 332-7100	(212) 838-3777
pcomerford@ulbi.com	jburfening@lhai.com
Ultralife Batteries Receives $24 Million Contract from Raytheon for SATCOM-On-The-Move Systems
Newark, New York — September 17, 2007 — Ultralife Batteries, Inc. (NASDAQ: ULBI) has been awarded a contract valued at approximately $24 million from Raytheon Company to produce and supply SATCOM-On-The-Move (SOTM) satellite communications systems for installation on Mine Resistant Ambush Protected (MRAP) armored vehicles. Deliveries are expected to begin this quarter and be completed in the second quarter of 2008. In October 2006, Ultralife announced the award of a $9 million contract to supply the same system.
“We are extremely pleased that Ultralife has been chosen as the exclusive supplier of our McDowell Research brand SOTM system because of both the industry-leading performance of our products and our ability to be exceedingly responsive to the needs of our customers,” said John D. Kavazanjian, Ultralife’s president and chief executive officer. “Our strategy of deepening our relationships with prime defense contractors is clearly working and we look forward to continuing to work closely with Raytheon in support of other programs.”
The SOTM system consists of a combination of the McDowell MIK-21-75 Vehicle Kit and MRC-195 Communication Case. The MIK-21-75 is designed as a permanent installation on military vehicles, while the MRC-195 is a transportable case system to allow for the movement of the system to areas of interest. The system, which is compatible with the PSC-5D radio and other radios, will enable the U.S. Military to conduct secure satellite communications from MRAP program vehicles.
About Ultralife Batteries, Inc.
Ultralife is a global provider of high-energy power solutions and communications accessories for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for markets including defense, commercial and consumer portable electronics. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems and accessories. Defense, commercial and retail customers include: General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe’s, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany, Australia and New Zealand, among others.
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Ultralife’s headquarters, principal manufacturing and research facilities, and its McDowell Research operating unit are in Newark, New York, near Rochester. Ultralife’s other operating units are: Ultralife Batteries (UK) Ltd., in Abingdon, England and ABLE New Energy in Shenzhen, China. Detailed information on Ultralife is available at: www.ultralifebatteries.com.
This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: worsening global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
Ultralife® and McDowell Research® are registered trademarks of Ultralife Batteries, Inc.
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